Filed Pursuant to Rule 424(b)(3) Registration No. 333-281452

Prospectus Supplement No. 13

(to prospectus dated October 3, 2024)

CXApp Inc.

RESALE OF UP TO 10,026,776 SHARES OF COMMON STOCK

10,280,000 WARRANTS TO PURCHASE SHARES OF COMMON STOCK

24,080,000 SHARES OF COMMON STOCK UNDERLYING WARRANTS

BY THE SELLING SECURITYHOLDERS

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated October 3, 2024 (as supplemented to date, the “Prospectus”), related to (i) the resale of up to 6,977,776 shares of common stock, par value $0.0001 per share (the “common stock”) previously issued to certain of the Selling Securityholders (as defined in the Prospectus) at a price of approximately $0.004 per share, (ii) the resale of up to 10,280,000 private placement warrants to purchase common stock at an exercise price of $11.50 per share, which were originally issued to our Sponsor (as defined below) and the Direct Anchor Investors (as defined below) in a private placement at a price of $1.00 per private placement warrant, (iii) 24,080,000 shares of common stock reserved for issuance upon the exercise of warrants to purchase common stock, which are comprised of 13,800,000 shares of common stock issuable upon exercise of the public warrants and 10,280,000 shares of common stock issuable upon exercise of the private placement warrants, (iv) the resale of up to 10,280,000 shares of common stock issuable upon exercise of the private warrants held by KINS Capital LLC (“Sponsor”), its affiliates and certain funds and accounts managed by BlackRock, Inc. (the “Direct Anchor Investors”), (v) the resale from time to time of up to 40,000 shares of common stock by Streeterville Capital, LLC (“Streeterville”), or a Selling Securityholder, which were issued pursuant to that certain Securities Purchase Agreement, dated as of May 22, 2024 (the “Securities Purchase Agreement”), by and between CXApp and Streeterville, and (vi) the resale from time to time of the maximum number of up to 3,009,000 shares of common stock by Streeterville, or a Selling Securityholder, that Streeterville may, at their sole discretion, take delivery of in satisfaction of an outstanding balance of a pre-paid purchase according to the terms of the pre-paid purchase consummated on May 22, 2024, and the Company will issue to Streeterville pursuant to the Securities Purchase Agreement, subject to certain limitations, with the information contained in our Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 23, 2025 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock and warrants are traded on the The Nasdaq Capital Market (“Nasdaq”) under the symbols “CXAI” and “CXAIW”, respectively. On October 21, 2025, the closing price of our common stock was $0.77 per share and the closing price of our warrants was $0.12 per warrant.

Investing in our securities involves risks. See “Risk Factors” beginning on page 13 of the Prospectus and in any applicable prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 23, 2025.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 23, 2025 (October 17, 2025)

CXApp Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39642	85-2104918
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Four Palo Alto Square, Suite 200 3000 El Camino Real California, CA	94306
(Address of principal executive offices)	(Zip Code)

(650) 785-7171
(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	CXAI	The Nasdaq Stock Market LLC
Warrants to purchase common stock	CXAIW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Pre-Paid Purchase #3 with Avondale Capital, LLC

On October 17, 2025, CXApp Inc. (the “Company”) entered into Pre-Paid Purchase #3 (the “Pre-Paid Purchase #3”) with Avondale Capital, LLC (“Avondale”), pursuant to the Securities Purchase Agreement the Company entered into with Avondale on March 26, 2025 (the “Purchase Agreement”).

Under the Pre-Paid Purchase #3, Avondale paid the purchase price of $5,000,000 to the Company, and the Company promises to pay Avondale $5,250,000 and any interest, fees, charges, and late fees accrued thereunder in accordance with the terms set forth therein, and to pay interest on the outstanding balance at the rate of five percent per annum until the outstanding balance is paid in full. The Pre-Paid Purchase #3 carries an original issue discount of $250,000.

Under the Purchase Agreement, Avondale, at its option, may require the Company to issue shares of common stock (“Purchase Shares”), from time to time, in satisfaction of all or part of the outstanding balance of the Pre-Paid Purchase #3. Under the Pre-Paid Purchase #3, if Avondale elects to receive Purchase Shares, the Purchase Share purchase price will be determined as the lower of (i) $0.9142, or (ii) 91% of the lowest daily volume weighted average price during the ten consecutive trading days immediately preceding the relevant purchase notice date, but in any event not lower than $0.1524 (the “Floor Price”), which may be subject to change in the future to the extent permitted by stock exchange rules in effect at the time of such change.

The Pre-Paid Purchase #3 is unsecured and contains customary events of defaults, representations, warranties, and covenants.

This description is qualified in its entirety by reference to the text of the Purchase Agreement, a copy of which was filed as Exhibit 10.1 to the Current Report on Form 8-K filed on April 1, 2025, and the Pre-Paid Purchase #3, a copy of which is attached hereto as Exhibit 10.1, in each case incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 2.03 to the extent required.

Item 3.02 Unregistered Sales of Equity Securities.

Information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference. The issuance by the Company of the shares of common stock in satisfaction of all or part of the outstanding balance of the Pre-Paid Purchase #3 is being made in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended. The maximum number of shares of common stock issuable under the Pre-Paid Purchase #3, assuming Avondale purchases the Purchase Shares at the Floor Price (which may be subject to change in the future to the extent permitted by stock exchange rules in effect at the time of such change), is approximately 34,448,818 shares.

The Company also issued an aggregate of 1,583,633 shares of common stock to Avondale under a Pre-Paid Purchase #1, dated as of March 26, 2025, which was entered into pursuant to the Purchase Agreement. The shares of common stock were issued between October 9, 2025 and October 20, 2025, at a price between $0.6481 and $0.6739 per share. The offer and sale of these shares of common stock was made in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended.

Cautionary Statement Regarding Forward-Looking Statements

This report includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of the Company may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” or the negative or other variations thereof and similar expressions are intended to identify such forward looking statements. These forward-looking statements include, without limitation, expectations with respect to future performance of the Company, including projected financial information (which is not audited or reviewed by the Company’s auditors), and the future plans, operations and opportunities for the Company and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Factors that may cause such differences include, but are not limited to: the demand for the Company’s services together with the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors or changes in the business environment in which the Company operates; changes in consumer preferences or the market for the Company’s services; changes in applicable laws or regulations; the availability or competition for opportunities for expansion of the Company’s business; difficulties of managing growth profitably; the loss of one or more members of the Company’s management team; loss of a major customer and other risks and uncertainties included from time to time in the Company’s reports (including all amendments to those reports) filed with the Securities and Exchange Commission. The Company cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Title
10.1+	Pre-Paid Purchase #3, dated as of October 17, 2025, between CXApp Inc. and Avondale Capital, LLC
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

+	The annexes, schedules, and certain exhibits to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CXApp Inc.

Date: October 23, 2025	By:	/s/ Khurram P. Sheikh
	Name:	Khurram P. Sheikh
	Title:	Chairman and Chief Executive Officer

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